Exhibit 4.8

Lithium Technology Corporation 5115 Campus Drive 19462 Plymouth Meeting, PA

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE II

As of 31-Dec-2009

Plymouth Meeting, Pennsylvania	€ 2.000.000

          FOR VALUE RECEIVED, the undersigned, LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation, with an address at 5115 Campus Drive, 19642 Plymouth Meeting, PA (the “Company”), hereby promises to pay to the order of Stichting Gemeenschappelijk Bezit LTC with an address at Parkweg 2, 2585 JJ the Hague, the Netherlands (together with his successors and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of € 1,771,000 (EUROS), together with all accrued but unpaid interest, all as provided in this Convertible Promissory Note (as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein, the “Note”).

          Any payments hereunder shall be applied, first, against any accrued but unpaid interest and, second, against the outstanding principal balance of the Note.

          Beginning on the date hereof, the outstanding principal balance of this Note shall bear interest, in arrears, at a rate equal to 10% per annum; provided, however, that such rate shall increase to 18% at any time following the occurrence of an Event of Default (as hereinafter defined). Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall be payable on the Maturity Date (as hereinafter defined). Notwithstanding anything to the contrary set forth in this Note, the interest payable hereunder shall not exceed the maximum rate of interest permissible to be charged under the laws of the State of New York. Any amounts paid in excess of such rate shall be considered to have been payments in reduction of principal.

          The outstanding principal balance of this Note shall be due and payable in its entirety on December 31, 2010, or at such earlier time as provided herein (the “Maturity Date”). Principal and interest shall be payable in Euros in immediately available funds, at the address of the Holder first set forth above or at such other place, or by wire transfer of funds to such account of the Holder, as the Holder may designate from time to time in writing to the Company. This Note may, without the prior written consent of the Holder, be prepaid by the Company, only in full, at any time prior to the Maturity Date, provided that (i) the Company shall concurrently pay the Holder a prepayment premium equal to 2% of the amount so prepaid and (ii) this Note may not be prepaid without at least ten Business Days’ (as hereinafter defined) prior written notice to the Holder. For purposes hereof, “Business Day” shall mean any day, other than any Saturday, Sunday or a public holiday under the laws of the State of Pennsylvania.

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Article I
Transfer; Replacement

          1.1.     Payment on Non-Business Days. Whenever any payment to be made shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day and such next succeeding Business Day shall be included in the calculation of the amount of accrued interest payable on such date.

          1.2.     Transfer. This Note may, at any time, be assigned, transferred, sold, pledged, hypothecated or otherwise granted as security, by the Holder.

          1.3.     Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of the mutilation of this Note, upon surrender and cancellation of this Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

Article II
Default; Acceleration

          2.1.     Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

          (a)     the Company shall fail to make any payment of principal or interest on the date such payment is due hereunder, whether upon the Maturity Date or otherwise;

          (b)     default shall be made in the performance or observance of any covenant contained in this Note and such default shall continue unremedied for a period of ten days after notice from the Holder;

          (c)     any representation or warranty made by the Company in this Note shall prove to have been false or incorrect or breached in any respect on the date as of which made;

          (d)     the Company or any of its Subsidiaries (as hereinafter defined) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, , (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

          (e)     a proceeding or case shall be commenced in respect of the Company or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 90 days or an order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) against the Company or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken

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with respect to the Company and shall continue undismissed, or unstayed and in effect for a period of 90 days; or

          2.2.     Remedies Upon an Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time declare the entire unpaid principal balance of this Note, together with all interest accrued thereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest or notice, all of which are hereby expressly, unconditionally and irrevocably waived by the Company; provided, however, that upon the occurrence of an Event of Default described in Section 2.1(d) or 2.1(e), the outstanding principal balance and accrued interest and any other amounts due hereunder shall be automatically due and payable. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice any rights of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          2.3.     Acceleration of the Note.

          (a)     Upon the occurrence of (i) a Change in Control (as hereinafter defined), or (ii) a Financing (as hereinafter defined) (each of the events described in clauses (i) and (ii) above, an “Acceleration Event”), the entire unpaid principal balance of this Note, together with all interest accrued thereon and any other amounts due hereunder, shall become due within three (3) months and payable, without presentment, demand, protest or notice, all of which are hereby expressly, unconditionally and irrevocably waived by the Company.

          (b)     In connection with the acceleration of this Note in accordance with this Section 2.3, the Company shall promptly provide the Holder with any information reasonably requested in writing by the Holder with respect to such Acceleration Event. In the event that the Holder intends to exercise its Conversion Option (as hereinafter defined) in connection with such Acceleration Event, the Holder shall provide written notice of such exercise prior to the expiration of the 15-Business Day period beginning on the delivery date of the Acceleration Event Notice. Upon the occurrence of an Acceleration Event, the Company shall pay to the Holder the entire unpaid principal balance of this Note, together with all interest accrued thereon (less the amount of any principal or interest converted by the Holder pursuant to Article III) and any other amounts due hereunder, by wire transfer of immediately available funds, against surrender to the Company of this Note, marked “Paid In Full”. Payment of all amounts due in accordance with this Section 2.3 shall discharge all of the Company’s obligations under this Note, and the Holder shall have no further rights with respect hereto.

          (c)     As used herein, the following terms have the following meanings:

          (i)     “Change in Control” of the Company would be deemed to have occurred if, at any time following the date hereof: (A) any “person” or “group” (as such terms are used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the shareholders of the Company identified in (1) Amendment No. 16/6 to Schedule 13D filed with respect to the Company on April 29, 2008 and (2) Schedule 13D filed with respect to the Company on June 2, 2008) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (B) a change in “control” of the Company (as the term “control” is defined in Rule 12b-2 or any successor rule promulgated under the Exchange Act) shall have occurred; (C) the shareholders or the Board of Directors of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (D) the shareholders or the Board of Directors of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power

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of the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(ii) “Financing” means the consummation by the Company or any of its Subsidiaries of any debt or equity financing in excess of $40,000,000.

          2.4.     Mandatory Prepayment of the Note.

          (a)     In the event of the receipt by the Company or any of its Subsidiaries of any proceeds from any Asset Sale or Insurance/Condemnation Award (each as defined below), the Company shall apply within thirty (30) Business Day after the receipt thereof the net after-tax proceeds therefrom to pay in cash the principal and all accrued but unpaid interest hereunder. Any such payment shall be applied first to the accrued but unpaid interest hereunder and then to the outstanding principal hereunder.

          (b)     “Asset Sale” means any sale, transfer, conveyance or other disposition by the Company or any of its Subsidiaries of any of its property or assets, other than the sale of inventory in the ordinary course of business.

          (c)     “Insurance/Condemnation Award” means the receipt by the Company or any of its Subsidiaries of any proceeds received under any casualty insurance polity maintained by or for the benefit of the Company or any of its Subsidiaries or as a result of the taking of any assets of the Company or any of its Subsidiaries pursuant to the power of eminent domain or condemnation.

Article III
Conversion

          3.1.     Conversion Option.

          (a)     The outstanding principal amount of this Note and any interest outstanding hereunder shall be convertible (in whole or in part), at the option (the “Conversion Option”) of the Holder, at any time during the period from the date of this Note until the payment in full by the Company of the entire principal balance of this Note, together with all interest accrued thereon and any other amounts due hereunder (the “Conversion Period”), into either: (i) such number of the Company’s shares of common stock, $0.01 par value per share (the “Common Stock”), equal to the quotient of (A) the amount of unpaid principal and interest outstanding hereunder being converted, converted from Euros into Dollars based upon the Exchange Rate of the Euro to the Dollar at the date hereof, divided by (B) the Conversion Price (as hereinafter defined) per share of Common Stock then in effect, the maximum number of shares of Common Stock in which the principal amount and the interest amount can be converted to, is given in Exhibit A; or (ii) any equity securities (or debt securities convertible into equity securities) of any series or class issued by the Company at any time following the date hereof, at an effective conversion price equal to the Conversion Price, (provided, however, that this clause (ii) shall not apply to any securities issued upon exercise of any stock option outstanding on the date hereof or securities hereafter issued to employees and directors of the Company pursuant to stock option or stock purchase plans or an arm’s length agreement adopted or approved by the Company’s Board of Directors, provided that the aggregate amount of Common Stock deemed issued or issuable under all such transactions described in this parenthetical sentence does not exceed two percent (2%) of the number of shares then outstanding on a fully-diluted basis calculated immediately post-issuance). “Conversion Price” shall mean $0.04, as such price shall be appropriately adjusted from time to time in the event of any equity split, dividend, recapitalization, reclassification or similar event by the Company with respect to its equity securities. The Common Stock and other securities referred to in clauses (i) and (ii) of the immediately preceding sentence shall be referred to herein as the “Conversion Securities”.

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          (b)     The Holder may, at any time and from time to time during the Conversion Period, exercise the Conversion Option. To convert this Note (in whole or in part) in accordance with Section 3.1(a), the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit “B” to this Note, with appropriate insertions (the “Conversion Notice”), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date set forth in the Conversion Notice. Within five Business Days after the date of the receipt of the Notification of Conversion by the Company, the Company shall deliver to the Holder one or more certificates representing the number “Conversion Securities” and, in the event of a partial conversion, a confirmation that this Convertible Promissory Note will remain valid for the remainder of the principal balance and the remainder of the outstanding interest balance, such certificates and confirmation, if applicable, shall the Notice of Conversion for all purposes be deemed to be issued and outstanding as of the date of the receipt of this Note by the Company.

          (c)     The Company shall provide the Holder at least 15 Business Days prior written notice of any repayment by the Company of this Note or any other event that, if it were to occur, would impair the right of the Holder to convert this Note.

          (d)     The Company recognizes and acknowledges that a breach by the Company of the provisions of this Section 3.1 will cause irreparable and material harm to the Holder, that the Holder may bring a suit to enforce or remedy a breach of the provisions of this Section 3.1, that in any such suit an action for damages would be inadequate, and that the Holder may seek and obtain such equitable relief (without being required to post a bond or other security), including but not limited to injunctive relief, as may be appropriate in any court of competent jurisdiction, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

          3.2.     Certain Rights of the Holder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive distributions or to consent or to receive notice as a member in respect of any meeting of members for the election of directors (as the case may be) of the Company or of any other matter, or any other rights as a shareholder of the Company.

Article IV
Representations and Warranties of the Company

          The Company hereby represents and warrants to the Holder as follows:

          4.1.     Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the power and authority to enter into this Note and to carry out the transactions contemplated hereby. The Company has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.

          4.2.     Authority. The Company has the corporate power and authority to enter into this Note and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Note and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any shareholder are necessary to authorize and approve this Note and the transactions contemplated hereby. This Note has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable

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relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

          4.3.     Consents and Approvals. There is no requirement applicable to the Company which has not already been satisfied to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of, any person (including, but not limited, the Board of Directors and shareholders of the Company) or any governmental or regulatory authority as a condition to the lawful consummation by the Company of the issuance of the Conversion Securities or any other transaction contemplated by this Note, except for securities filings which can legally be made after the sale of the Shares.

          4.4.     No Violation. Neither the execution and delivery of this Note by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company’s Restated Certificate of Incorporation, as amended through the date of this Note, or Bylaws, as amended through the date of this Note, (ii) result in a default or constitutes an event of default or a breach (or gives rise to any right of termination, cancellation or acceleration, or result in any Encumbrance (as hereinafter defined) upon any property or assets of the Company or any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets is bound, or (iii) violate any order, writ, injunction, decree, statute or regulation or any other restriction of any kind or character applicable to the Company or any Subsidiary or any of their respective properties or assets.

          4.5.     SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act of 1933 as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) of the Exchange Act, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”). The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Amper, Politziner & Mattia P.C., which have certified certain financial statements of the Company and its consolidated subsidiaries included in the SEC Reports, are independent public accountants as required by the Securities Act, the Exchange Act and the respective rules and regulations of the Commission thereunder and are registered and in good standing with the Public Company Accounting Oversight Board in accordance with the Sarbanes-Oxley Act of 2002.

          4.6.     Material Changes. Since December 31, 2007, other than as described in registration statements and reports filed with the Commission, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its holders of Common Stock or other capital stock, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not

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issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans.

          4.7.     Certain Definitions. For purposes of this Note, the following terms shall have the respective definitions set forth below:

          (a)     “Encumbrance” shall mean any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other law of any jurisdiction).

          (b)     “Material Adverse Effect” shall mean any material adverse change in the business, operations or assets of the Company, financial or otherwise, taken as a whole with its Subsidiaries.

          (c)     “Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or governmental authority.

          (d)     “Subsidiary” shall have the meaning provided in Rule 12b-2 under the Exchange Act.

Article V
Covenants of the Company

          5.1.     The Company shall not declare or pay any dividend or other distribution to any of its shareholders until this Note has been paid in full or converted in full in accordance with the terms hereof.

          5.2.     The Company initially will take steps to reserve Common Stock a number of shares of Common Stock for the Note equal to 130% of the quotient of (i) the amount of unpaid principal and interest outstanding hereunder divided by (ii) the Conversion Price as of the Issuance Date. Thereafter, a as long as the Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion at the then-effective Conversion Price of the Note (the “Required Reserve Amount”).

          5.3.     If at any time while this Note remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of this Note at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

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Article VI
Miscellaneous

          6.1.     Governing Law. This Note is being delivered as a sealed instrument in the State of Delaware and shall be governed by and construed and enforced in accordance with the laws of the State of Delaware(regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such State).

          6.2.     Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

          6.3.     Certain Expenses. Each of the Company, on the one hand, and the Holder, on the other hand, shall bear all of its own expenses incurred in connection with the negotiation, execution and delivery of this Note. In the event of litigation hereunder, the non-prevailing party shall pay all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party.

          6.4.     Binding Effect. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

          6.5.     Amendments. This Note may not be modified or amended in any manner except in a writing executed by the Company and the Holder.

          6.6.     Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note or any securities acquired upon conversion of this Note in the absence of a registration statement in effect with respect thereto under the Securities Act except pursuant to an exemption from registration under the Securities Act and, if requested, delivery of an opinion of counsel reasonably satisfactory to the Company that such registration is not required. Any Note issued in substitution or replacement for this Note, as well as any securities acquired upon conversion thereof, shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

          6.7.     Jurisdiction. Each of the Company and the Holder hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court of Delaware in connection with any dispute arising out of or relating to this Note, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such dispute, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of Pennsylvania in connection with such dispute and waives any objection to venue in Pennsylvania), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 6.10.

          6.8.     No Assignment by Company. The Company shall not be permitted to assign any of its rights or obligations under this Note, and any such assignment shall be null and void ab initio.

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          6.9.     Company Waivers.

          (a)     Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or corporations liable for the payment of this Note AND DO HEREBY WAIVE TRIAL BY JURY.

          (b)     No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

          (c)     THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION AND, TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

          6.10.     Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered, mailed or transmitted by recognized international courier service (return receipt requested) or transmitted by telecopier (with receipt acknowledged by the recipient or confirmed electronically) to the respective addresses set forth on the first page hereof, or to such other address as the person to whom notice is to be given may have previously furnished to the other persons in writing in the manner set forth above.

          6.11.     Counterparts. This Note may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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          IN WITNESS WHEREOF, this Convertible Promissory Note has been executed and delivered by the Company as of the date first written above.

LITHIUM TECHNOLOGY CORPORATION

By:
	Name:	Theo M.M. Kremers
	Title:	CEO

Accepted and agreed:

Stichting Gemeenschappelijk Bezit LTC

By:
	Name:	Chris A. Van den Berg
	Title:	Bestuurder

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EXHIBIT “A”

Date	Principal Amount (€)	Principal Amount ($)	Exercise Price	Maximum Number of Common Shares

31-Dec-2009	€1,771,000	$2,538,374	$0.04	65,402,021

Maturity in Years	Maximum Interest Amount (€)	Maximum Interest Amount ($)	Exercise Price	Maximum Number of Common Shares

1.13	€192,256	$275,560	$0,04	6,889,000

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EXHIBIT “B”

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Convertible Promissary Note)

in whole / in part *

TO:	LITHIUM TECHNOLOGY COMPANY

          The undersigned hereby irrevocably elects to convert € ___________________________of the principal amount and accrued interest of the above Note into Shares of Common Stock of Lithium Technology Corporation, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:		$0.04

Applicable Exchange Rate:		0.69769 (Dollar to Euro)

Signature:

Name:

Address:

Amount to be converted (Principal) :	€

Amount to be converted (Interest) :	€

Amount of Note unconverted (Principal) :	€

Amount of Note unconverted (Interest) :	€

Conversion Price per share :	€

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number:

* elect what is applicable.

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